EMPLOYMENT CONTRACT FOR INDEFINITE PERIOD OF TIME

The undersigned:

1. Aduro Clean Technologies Europe BV, having its registered office and principal place of place of business at                                         , duly represented by Mr. Ofer Vicus, Chief Executive Officer, hereinafter referred to as: "Employer";

and

2. Eric Simon Petrus Appelman born on                                        and residing at                                                                                   , hereinafter referred to as: "Employee";

Jointly referred to as "Parties".

Agree as follows

Article 1 Commencement, duration and end

1.1 The Employee shall enter the employ of the Employer with effect from 1 September 2023 for an indefinite term.

1.2 In any event, the employment contract ends by operation of law on the day on which the Employee reaches the state pension age, without prior cancellation being required.

Article 2 Position and duties

2.1 Within this employment relationship, the Employee will hold the position of Executive Officer. The job description will be handed over to the employee.

2.2 The Employer reserves the right, within the limits of reasonableness, to instruct the Employee to perform activities other than those included in the job description or to make changes to the Employee's position.

2.3 The Employee is obliged to act as a good employee. The Employee undertakes to perform the agreed activities to the best of his ability and to also follow the instructions or directions given to him by or on behalf of the Employer.

2.4 The Employee will perform his work at the Brightlands Chemelot Campus in Geleen. The Employee is also allowed to work from home. Nevertheless, the Employee may be obliged to perform work at a place other than the place where the work is ordinarily performed, except where this cannot be demanded of the Employee due to exceptional circumstances.

Employee's initials: /s/ EA
Employer's initials: /s/ OV

2.5 The Employee is expected to work 3 to 4 weeks each quarter at the main office and lab in London or Sarnia (both Ontario, Canada). The Employee is entitled to the reimbursement of the business expenses that he incurs for travel, accommodations, basic food and restaurants. The company policy applies.

Article 3 Work week, working hours and overtime

3.1 The employment is for a work week of 40 hours per week. Normal working hours are 8 hours per day, over 5 days per week.

3.2 The working hours will be determined by the Employer, with the Employer being free to change these working hours if the business operations so require.

3.3 The Employee is obliged to comply with reasonable requests from the Employer to work overtime.

Article 4 Collective labour agreement and company regulations

4.1 No collective labour agreement does apply to this employment contract.

4.2 The employment contract is deemed to be part of Aduro Clean Technologies, Company Employee Handbook. The Employee has received a copy of these regulations. The Employer is authorized to amend the Company Regulations.

Article 5 Salary and holiday allowance

5.1 The Employee's gross monthly salary is $16,666 CAD per month, including holiday allowance, based on a 40-hour working week. The salary will be paid in Euro. The exchange rate (CAD - Euro) on the 25th of every month applies.

5.2 The salary will be paid on a monthly basis. The Employer will provide the Employee with a monthly specification of the number of hours worked, the salary paid, and the amounts withheld from the salary. The Employee agrees that this specification will be provided digitally.

5.3 The compensation of overtime allowance is deemed to be included in the gross salary.

Article 6 Options

6.1 As part of the remuneration package, the Employee will be entitled to 400,000 options (the "Options") under the Amended and Restated 2021 stock option incentive plan of Aduro Clean Technologies Inc., as amended from time to time (the "Plan"). The Options will be granted by virtue of the execution of a separate Option Agreement, on, or as soon as practicable after, the commencement date of this Employment Contract, as set out in Article 1.1. The Options will vest over a period of 24 months from the date of the Option Agreement subject to and in accordance with the terms and conditions of the Plan, whereby each month 1/24th of the total number of Options will vest. The exercise price of the Option is set at the market price at the end date of granting.

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Article 7 Holidays

7.1 The Employee is entitled to 30 holidays per calendar year at a full working week of 40 hours. If the employment contract lasts less than one calendar year and/or the working hours are not a full working week, the number of holidays will be reduced proportionately.

7.2 As far as possible, holiday leave days must be taken in the calendar year in which they are accumulated.

7.3 The Employer and the Employee will consult in good time regarding the moment of the holidays to be taken.

7.4 Each year, before 1 January, the Employer will announce which days will be considered mandatory holiday days.

7.5 If, at the end of the employment contract, the Employee has taken more days of holiday than he accrued during the employment contract, these will be settled with the final settlement.

Article 8 Travel and expense allowances

8.1 The Employee is not entitled to a commuting allowance. The Employee is entitled to the reimbursement of the business expenses that he incurs, insofar as these costs are reasonably and necessarily incurred for the proper performance of his employment duties and have been pre-approved by the Employer. Reimbursement is done on the basis of monthly expense claims, accompanied by proper supporting documents, which the Employee submits to the Employer.

Article 9 Pension agreement

9.1 No pension scheme applies to the Employee.

Article 10 Incapacity for work due to illness

Page	3/8	Employee's initials: /s/ EA
Employer's initials: /s/ OV

10.1 If the Employee is unable to perform his work due to illness, the Employee will inform the Employer of this as quickly as possible, but no later than before the start of working hours.

10.2 In the event of illness, the Employee must follow the instructions of the Employer or the occupational health physician, and hereby declares that he agrees to and is familiar with the absenteeism scheme applicable within the Employer's business.

10.3 In the event of the Employee's illness or occupational disability, the Employer will pay the Employee 100% of the salary for a maximum of 52 weeks. Immediately thereafter, the Employer will pay the Employee 70% of the salary for a maximum period of 52 weeks. The above provisions apply insofar as the Employer is obliged to make payment in accordance with the provisions of paragraphs 3-7 and 9 of Section 7:629 of the Dutch Civil Code.

10.4 If the Employer pays more during the period of illness than the Employer is obliged to do pursuant to the provisions of this employment contract, the Employee may not derive any past, present or future rights from this.

10.5 Contrary to the provisions of the third paragraph of this article, the Employer will only pay 70% of the salary for as long as the occupational disability continues if the occupational disability is the result of the Employee's own fault or actions.

Article 11 Secondary activities and third-party remuneration

11.1 The Employee will not perform any paid or unpaid secondary activities except with the prior written permission of the Employer. The Employer may attach conditions to this consent.

11.2 The Employee will not accept money or other compensation from third parties in connection with his work for the Employer and/or on behalf of enterprises affiliated with him.

Article 12 Intellectual property

12.1 The Employer holds all industrial and intellectual property rights in the Netherlands and abroad on what the Employee has conceived, created or developed during the employment, either independently or with others. These may include, but are not limited to, inventions, results obtained, models, fully developed methods, drawings, software, written or manufactured works, know-how or a performance that is in line with an intellectual property right and which arises from the employment contract that the Employee has with the Employer (hereinafter: the "Intellectual Property Rights"). These Intellectual Property Rights accrue to the Employer, even if these arise from activities other than the work charged to the Employee where directly or indirectly related thereto.

12.2 Insofar as necessary, and insofar as the Intellectual Property Rights do not already accrue to the Employer by law, the Employee hereby transfers (insofar as necessary, in advance) all Intellectual Property Rights to the Employer, which accepts this transfer. The Employee hereby transfers the Intellectual Property Rights to the Employer or (if a transfer is not legally possible) the Employee will transfer and deliver any new Intellectual Property Rights to the Employer immediately after they arise.

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12.3 Insofar as the Employee may claim any compensation with regard to the know-how and/or the Intellectual Property Rights and/or the transfer thereof, by signing the employment contract the Employee waives the right to any compensation in this respect, or at least the Employee acknowledges that such fair compensation is included in the salary received.

Article 13 Trade secrets, know-how, Confidentiality obligation

13.1 Both during and after the end of the employment - regardless of the manner in which and the reasons why the employment was terminated - the Employee is obliged to observe confidentiality with regard to all information shared with the Employee in the context of the employment relationship, including but not limited to the affairs and interests of the Employer and/or its affiliated enterprises, its clients and other associates, and know-how, technical documentation, business information, computer files and other information, in any form whatsoever ("Confidential Information").

13.2 All data made available to the Employee in the context of the employment will be deemed to be Confidential Information.

13.3 The Employee will only use the Confidential Information insofar as necessary in the context of the employment relationship. The Employee is not permitted to take Confidential Information home, or, in the case of electronic files, to forward these files to computers other than those of the Employer, except insofar as this is required in the context of the correct performance of the work. In any event, the Employee is not permitted to forward electrical data files that are or may be available to the Employee in the context of the performance of his employment to private computers or e-mail addresses or clouds that are beyond the control of the Employer.

13.4 In the event of suspension and upon termination of the employment, irrespective of how or why the employment ends, the Employee will, at the Employer's first request, return to the Employer all property and documents in his possession as well as all documents that are in any way related to the Employer, the Employer's clients and other associates, all in the broadest sense, as well as any copies of such documents.

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Employer's initials: /s/ OV

Article 14 Non-competition and non-solicitation clause

14.1 For one year after the termination of the employment contract - regardless of the manner in which and the reasons for which the employment contract has terminated - the Employee shall not be permitted, without the written permission of the Employer:

• within a radius of 100 km of the municipal boundaries of the Employee's place of employment, in any way, directly or indirectly, to perform paid or unpaid work or be involved with any person, institution, company or enterprise that engages in activities that compete with, or are similar or related to those of the Employer or its affiliates, or to have any interest in or in connection therewith;

• to maintain contact in any way, directly or indirectly, with any of the Employer's current or potential business contacts with which the Employer and/or the Employee has had any type of business-related contact in the two years immediately preceding the termination of the employment contract;

• to encourage any employees or persons who have been employed by the Employer and/or a company and/or enterprise affiliated with the Employer in the two years immediately preceding the termination of the Employee's employment contract, to terminate their employment and/or to become employed by Employee.

14.2 This non-solicitation clause applies mutatis mutandis to establishing and/or maintaining contacts via social media, explicitly but not exclusively including Facebook, Twitter and LinkedIn, even if these contacts were made from a private account of the Employee.

Excepted from the non-solicitation clause are contacts that are strictly personal, in other words, are not of a direct or indirect commercial or recruitment nature.

Article 15 Penalty

15.1 In the event of a violation of one or more provisions in Article 10 (incapacity for work as a result of illness after the end of the employment contract), Article 11 (side activities), Article 12 (intellectual property), Article 13 (trade secrets, know-how, Confidentiality Obligation), Article 14 (non-competition and non-solicitation clause), the Employee shall forfeit to the Employer, without further notice of default or judicial intervention being required, an immediately due and payable penalty of EUR 5,000 per violation plus EUR 750 for each day that the violation continues. This penalty clause shall not affect the Employer's right to instead claim damages under the law. Any penalties to be forfeited by the Employee are expressly intended for Employer, by which insofar as necessary the parties expressly intend to depart from the provisions of Article 7:650 (3) of the Dutch Civil Code. Payment of any of the above penalties does not release the Employee from the obligations described in the specified articles.

15.2 Failure to comply with one or more of the provisions referred to in Article 15.1 may give the Employer cause to terminate the employment contract, including by means of immediate dismissal.

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Employer's initials: /s/ OV

Article 16 Processing personal data and data breaches

16.1 The Employer processes and retains the Employee's personal data pursuant to this employment contract and the statutory obligations incumbent on the Employer, all in accordance with the applicable privacy legislation. This employment contract is subject to Privacy Regulations. The rights that the Employee can exercise with regard to his personal data are detailed in these Privacy Regulations.

16.2 This employment contract is subject to a data breach protocol. The Employee is aware of his obligations with regard to reporting data breaches.

Article 17 Final Provisions

17.1 Departures from and additions to this employment contract will not be valid unless confirmed in writing by the Employer. The Employer reserves the right to unilaterally amend the provisions of this contract, as well as all that applies in that regard between the Employer and the Employee. The Employee is obliged to respond positively to a reasonable proposal by the Employer to amend the provisions of this contract, unless the Employee cannot reasonably be required to accept the Employer's proposal.

17.2 If the Inspectorate of Direct Taxes and/or UWV decide at any time that wage taxes and/or social security contributions are due on any allowances set out in this agreement, the mandatory deductions will be applied and will be borne by the Employee.

17.3 By signing the employment contract, the Employee expressly declares:

• that there are no circumstances concerning his person and health that he should disclose, in consideration of the position that the Employee will hold; and

• that in the performance of his duties at the Employer, he will not be hindered by a non-competition and/or non-solicitation clause as agreed with a previous employer.

17.4 The Employee must at all times refrain from making statements in the broadest sense of the word that may discredit the Employer and/or employees of the Employer or damage the good name of the Employer. In particular, the Employee is aware of this in the use of social media.

17.5 The foregoing is a full and complete representation of the agreements made between the parties and supersedes any previous agreements and promises with regard to employment terms and conditions made between the Employee and the Employer (or any of its bodies) and/or any companies affiliated with the Employer.

17.6 This Employment Contract is governed by the laws of the Netherlands.

Page	7/8	Employee's initials: /s/ EA
Employer's initials: /s/ OV

Thus agreed and signed in duplicate in Geleen on 30 May 2023.

Employer	Employee
p.p.:

/s/ Ofer Vicus	/s/ Eric Appelman
Mr. O. Vicus	Mr. Eric S.P. Appelman

Eric S.p. Appelman will participate in the company's stock option plan for the amount of 400,000 options, vesting over 24 months, each month 1/24th of the amount.

/s/ Ofer Vicus	/s/ Eric Appelman
Mr. O. Vicus	Mr. Eric S.P. Appelman

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